Exhibit 99.4

Form of

Amendment to Grant Agreement for

Restricted Stock Units

Granted to Neil Friedman

under the Mattel, Inc. 2005 Equity Compensation Plan

This Amendment to Grant Agreement for Restricted Stock Units under the Mattel, Inc. 2005 Equity Compensation Plan (this “Amendment”) is made as of May 10, 2006 (the “Effective Date of this Amendment”) between Mattel, Inc. (“Mattel”) and the undersigned Holder.

WHEREAS, on October 18, 2005, Mattel made a grant of restricted stock units to the undersigned Holder, pursuant to a Grant Agreement for Restricted Stock Units under the Mattel, Inc. 2005 Equity Compensation Plan (the “Grant Agreement”); and

WHEREAS, the Grant Agreement provided for Dividend Equivalent rights; and

WHEREAS, Mattel and the Holder wish to change the provision in the Grant Agreement regarding Dividend Equivalent rights; and

WHEREAS, Mattel and the Holder wish to amend the provision in the Grant Agreement regarding Section 409A of the Internal Revenue Code, to reflect guidance regarding that law that has been published by the Internal Revenue Service since the original grant was made;

NOW, THEREFORE, for good and valuable consideration, Mattel and the undersigned Holder each agree as follows:

1. Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Grant Agreement.

2. Section 2 of the Grant Agreement is hereby replaced, in its entirety, with the following, effective as of, and with respect to all dividends payable on or after, the Effective Date of this Amendment. (The provisions of Section 2 as in effect before this Amendment shall continue to apply with respect to dividends payable before the Effective Date of this Amendment.)

2. Dividend Equivalent Rights. The Units are granted with Dividend Equivalent rights, as set forth in this Section 2. As of the payment date for any cash dividend or distribution with respect to the Common Stock with a record date on or after the Grant Date and before all of the Units are settled or forfeited as set forth below, the Holder shall receive a cash payment with respect to the outstanding Units held by the Holder that have not yet been settled or forfeited on such record date (the “Then-Outstanding Units”), in an amount equal to the cash dividend or distribution that would have been paid or distributed to the Holder had the Then-Outstanding Units been actual shares of Common Stock outstanding on the applicable record date; provided, that the Committee shall determine whether a payment shall be made with respect to a dividend or distribution made in connection with an event described in Section 16 of the Plan (whether or not an adjustment under Section 16 of the Plan is made to the Units in connection with that event), and the amount of any such payment; and the Committee shall determine whether a payment shall be made with respect to a dividend or distribution with respect to the Common Stock in the form of Common Stock or other property other than cash, and the amount of any such payment.

3. Section 16 of the Grant Agreement is hereby replaced, in its entirety, with the following, effective as of the Effective Date of this Amendment.

16. Code Section 409A. The Company believes that the Units do not constitute “deferred compensation” within the meaning of recently enacted Section 409A of the Code. In view of uncertainty surrounding Section 409A of the Code, however, if Mattel determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable to ensure that the Units will not be subject to Section 409A, or alternatively to ensure that they comply with Section 409A, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

IN WITNESS WHEREOF, Mattel and the undersigned Holder have executed this Amendment, which shall be effective as of the Effective Date of this Amendment.

MATTEL, INC.

By:
Name: Alan Kaye Title: Senior Vice President, Human Resources

THE HOLDER:

Signature:
Print Name:

2